UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
November 18, 2009
Date of Report (Date of earliest event reported)
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-26366 (Commission File Number)	23-2812193 (IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania (Address of principal executive offices)	19072 (Zip Code)
(610) 668-4700
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.
          On November 18, 2009, Royal Bancshares of Pennsylvania, Inc. (the “Company”) entered into an amendment to the stock purchase agreement, dated as of September 24, 2009 (the “Agreement”), with Royal Asian Bancshares, Inc. (“Buyer”), which relates to the purchase by Buyer of all of the common stock of Royal Asian Bank, a banking subsidiary of the Company owned by the Company.
          The amendment to stock purchase agreement, dated as of November 16, 2009 (the “Amendment”) relates to the following changes to the Agreement:
•	The Agreement provided for a fixed purchase price of $15,217,988. Under the Amendment, the purchase price has been amended to an amount equal to the greater of: (i) the amount of shareholders’ equity of Royal Asian Bank, determined in accordance with GAAP as of the end of the calendar month immediately preceding the month in which the Closing Date occurs, plus $1.0 million; or (ii) $15.0 million.

•	The Agreement required Buyer to raise, by November 15, 2009, at least $10.0 million in proceeds in a private placement transaction to fund payment of the purchase price with the balance of the purchase price to be funded by December 15, 2009. Under the Amendment, the total amount of the purchase price must be funded by December 15, 2009 and there is no requirement that Buyer fund any portion of the purchase price by November 15, 2009.

•	The Agreement required Buyer to submit all required regulatory applications by October 24, 2009. The Amendment requires Buyer to submit all required regulatory applications by December 10, 2009.

•	As a result of the changes described above, the date by which either party can terminate the Agreement has been extended from December 31, 2009 to March 31, 2010.
          Closing of the transactions contemplated by the Agreement remains subject to a number of conditions specified in the Agreement, including receipt of all required regulatory approvals and Buyer’s completion by December 15, 2008 of a private placement transaction to fund payment of the total purchase price.
          Either the Company or the Buyer may terminate the Agreement if the closing has not occurred by March 31, 2010. In addition, either party may terminate the Agreement at any time if any governmental entity that must grant a required regulatory approval has denied approval of the transactions, requested that an application be withdrawn, or notified either party that it will not grant (or intends to rescind or revoke if previously approved), a required regulatory approval, or imposed a condition in connection with approval of the transactions, which, in the good faith judgment of the Company or Buyer, will materially impair the ability of Buyer to complete the transactions. The Company may terminate the Agreement on or after December 16, 2009 if the Company has not received evidence satisfactory to it that Buyer has received net proceeds in the Buyer Private Placement by December 15, 2009 for the total purchase price. Either party may also terminate the Agreement by mutual consent and in the event of certain breaches of representations, warranties or obligations of the other party.
          The Buyer has deposited $250,000 into an escrow account (the “Escrow Amount”), which will be credited toward the purchase price at closing, unless the Company terminates the Agreement as a result of a breach by the Buyer of any representation, warranty or obligation of Buyer or as a result of the Buyer’s inability to raise the funds necessary to complete the transactions contemplated by the Agreement in the Buyer Private Placement, in which case the Company will retain the Escrow Amount as liquidated damages.
     The foregoing description of the Amendment and the transactions contemplated thereunder does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:
10.1	Stock Purchase Agreement, dated as of September 24, 2009, between Royal Bancshares of Pennsylvania, Inc. and Royal Asian Bancshares, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated September 24, 2009).

10.2	Amendment to Stock Purchase Agreement, dated as of November 16, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
Dated: November 20, 2009

By:	/s/ James J. McSwiggan
James J. McSwiggan
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description
10.2	Amendment to Stock Purchase Agreement, dated as of November 16, 2009, between Royal Bancshares of Pennsylvania, Inc. and Royal Asian Bancshares, Inc.